Exhibit (d)(1)(i)

SECOND

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Second Amendment to the Investment Advisory Agreement (“Amendment”) is entered into February 8, 2019, but effective retroactively as of January 31, 2019, by and between Alpha Architect ETF Trust (the “Trust”), a Delaware statutory trust, and Empowered Funds, LLC, a Pennsylvania limited liability company (the “Adviser”).

WHEREAS, the Trust and the Adviser are parties to an Investment Advisory Agreement dated as of October 17, 2014, as amended to date (the “Agreement”) pursuant to which the Adviser is engaged by the Trust to serve as the investment adviser to each of Alpha Architect U.S. Quantitative Value ETF, Alpha Architect International Quantitative Value ETF, Alpha Architect U.S. Quantitative Momentum ETF, and Alpha Architect International Quantitative Momentum ETF (each a “Fund,” and together the “Funds”);

WHEREAS, the Adviser has proposed, pursuant to this Amendment, to reduce its advisory fee payable under the Agreement effective retroactively as of January 31, 2019, with respect to each Fund while continuing to provide the same level of investment advisory services to each of the Funds; and

WHEREAS, the Board of Trustees (the “Board”) of the Trust has determined that the Adviser’s proposal to reduce is advisory fees for the Funds is fair and reasonable and in the best interest of each Fund and its respective shareholders;

NOW THEREFORE, intending to be legally bound, the parties to the Agreement hereby agree as follows:

1.	Amendment. Effective retroactively as of January 31, 2019, Schedule A of the Agreement is deleted and replaced in its entirety with the Schedule A attached hereto as Attachment A.

2.	Ratification and Confirmation of Agreement. Except as specifically set forth herein, all of other terms of the Agreement shall remain in full force and effect.

3.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of the date first above written.

ALPHA ARCHITECT ETF TRUST
On behalf of each of the series listed above

By:	/s/ Michael Pagano
Name: Michael Pagano
Title: Trustee

EMPOWERED FUNDS, LLC

By:	/s/ Wesley R. Gray
Name: Wesley R. Gray
Title: Manager

Attachment A

(to the Amendment)

Second

Amended and Restated

Schedule A

to the

Investment Advisory Agreement

by and between

Alpha Architect ETF Trust and

Empowered Funds, LLC

Funds	Fee	Effective Date
Alpha Architect U.S. Quantitative Value ETF	0.49%	January 31, 2019
Alpha Architect International Quantitative Value ETF	0.59%	January 31, 2019
Alpha Architect U.S. Quantitative Momentum ETF	0.49%	January 31, 2019
Alpha Architect International Quantitative Momentum ETF	0.59%	January 31, 2019